SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G






                           Kilroy Realty Corporation
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    49427F108
                                 (CUSIP Number)

                                  September 9, 2010
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                           (Page 1 of 14 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 49427F108                      13G           Page 2 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Partners II, L.P.
                              13-4094404
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,117,242
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,117,242
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,117,242
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.1%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49427F108                      13G          Page 3 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Partners II (a), L.P.
                              30-0485506
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 337,635
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 337,635
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 337,635
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.6%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49427F108                      13G           Page 4 of 14 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Institutional Partners, L.P.
                              13-4094401
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,239,411
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                1,239,411
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                1,239,411
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.4%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49427F108                      13G          Page 5 of 14 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Capital Advisors, LLC
                              13-4094399
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,694,288
OWNED BY       --------------------------------------------------------


EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,694,288
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   2,694,288
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.1%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49427F108                      13G           Page 6 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              David O'Connor
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,694,288
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,694,288
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  2,694,288
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.1%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49427F108                      13G          Page 7 of 14 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Charles Fitzgerald
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,694,288
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER      -

REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,694,288
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  2,694,288
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.1%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49427F108                      13G       Page 8 of 14 pages

Item 1(a).     Name of Issuer:
     The name of the issuer is Kilroy Realty Corporation (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:
     The Company's principal executive office is located at 12200 W. Olympic Blvd.
Suite 200
Los Angeles, CA 90064

Item 2(a).     Name of Person Filing:
     This statement is filed by:

            (i) High Rise Partners II, L.P., a Delaware limited partnership ("HRP II"), with respect to shares of Common Stock directly owned by it;

           (ii) High Rise Partners II (a), L.P., a Delaware limited partnership ("HRP II (a)"), with respect to shares of Common Stock directly owned by it;

            (iii) High Rise Institutional Partners, L.P., a Delaware limited partnership ("HRIP" and together with HRP II and HRP II (a), the "High Rise Partnerships"), with respect to shares of Common Stock directly owned by it;

        (iv) High Rise Capital Advisors, LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of the High Rise Partnerships with respect to shares of Common Stock directly owned by each of the High Rise Partnerships;

        (v) Mr. David O'Connor("Mr. O'Connor") who serves as senior managing member of the General Partner with respect to shares of Common Stock owned by the High Rise Partnerships;

        (vi) Mr. Charles Fitzgerald ("Mr. Fitzgerald") who serves as a managing member of the General Partner with respect to shares of Common Stock owned by the High Rise Partnerships.

CUSIP No. 49427F108                      13G           Page 9 of 14 Pages


           The High Rise Partnerships, the General Partner, Mr. O'Connor and Mr. Fitzgerald are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


Item 2(b).     Address of Principal Business Office or, if None, Residence:

 The address of the business office of each of the Reporting Persons is 535 Madison Avenue
27th Floor
New York, NY 10022.

Item 2(c).     Citizenship:

   Each of the high Rise Partnerships, and the General Partner is organized under the laws of the State of Delaware. Messrs. O'Connor and Fitzgerald are citizens of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, $.01 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

     49427F108

CUSIP No. 49427F108                      13G          Page 10 of 14 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or(c), check whether the person filing is a:
     (a)  [ ]  Broker or dealer registered under Section 15 of the Act,
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,
     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
              Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e)  [ ]  Investment Adviser in accordance with Rule
              13d-1(b)(1)(ii)(E),
     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
     (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
            Company Act of 1940,
    (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]

Item 4.   Ownership.


     A. High Rise Partners II, L.P.
          (a) Amount beneficially owned:  1,117,242
          (b) Percent of class: 2.1%
              The percentages used herein and in the
              rest of this Schedule 13G are calculated based upon the 52,349,670 shares of Common Stock issued and outstanding as of August 4, 2010 as reflected in the Company's Form 10-Q for the quarterly period ended June 30, 2010.
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:  1,117,242
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                  1,117,242

   B. High Rise Partners II (a), L.P.
          (a) Amount beneficially owned:  337,635
          (b) Percent of class: 0.6%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:  337,635
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                  337,635

CUSIP No. 49427F108                      13G          Page 11 of 14 Pages

     C. High Rise Institutional Partners, L.P.
          (a) Amount beneficially owned: 1,239,411
          (b) Percent of class: 2.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 1,239,411
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                1,239,411

    D.  High Rise Capital Advisors, LLC
          (a) Amount beneficially owned:  2,694,288
          (b) Percent of class: 5.1%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:  2,694,288
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                   2,694,288


  E. David O'Connor
          (a) Amount beneficially owned: 2,694,288
          (b) Percent of class: 5.1%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote:  2,694,288
              (iii) Sole power to dispose or direct the disposition:
                    0
              (iv) Shared power to dispose or direct the disposition:
                    2,694,288

      F. Charles Fitzgerald

          (a) Amount beneficially owned:  2,694,288
          (b) Percent of class: 5.1%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:  2,694,288
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                   2,694,288

CUSIP No. 49427F108                      13G          Page 12 of 14 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

   Not Applicable


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Each of the High Rise Partnerships is a private investment partnership, the sole general partner of which is the General Partner. As the sole general partner of each of the High Rise Partnerships, the General Partner has the power to vote and dispose of the securities owned by each of the High Rise Partnerships and, accordingly, may be deemed the "beneficial owner" of such Securities. David O'Connor and Charles Fitzgerald are managing members of the General Partner.


Messrs. O'Connor and Fitzgerald share investment management duties.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 49427F108                      13G          Page 13 of 14 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  September 10, 2010


                             /s/ David O'Connor
                           ------------------------------------
                           David O'Connor
                           Individually;
                           And as managing member of:
                           (a) High Rise Capital Advisors, LLC;,
                              for itself and as
                           (i)the general partner of High Rise
                               Partners II, L.P.
                          (ii)the general partner of High Rise
                               Partners II (a), L.P.
                          (iii) the general partner of High Rise
                               Institutional Partners, L.P.



                            /s/ Charles Fitzgerald
                            -------------------------------------

                            Charles Fitzgerald

CUSIP No. 49427F108                      13G            Page 14 of 14 Pages

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)
The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.

The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  September 10, 2010


                             /s/ David O'Connor
                           ------------------------------------
                           David O'Connor
                           Individually;
                           And as managing member of:
                           (a) High Rise Capital Advisors, LLC;,
                              for itself and as
                           (i)the general partner of High Rise
                               Partners II, L.P.
                          (ii)the general partner of High Rise
                               Partners II (a), L.P.
                          (iii) the general partner of High Rise
                               Institutional Partners, L.P.



                            /s/ Charles Fitzgerald
                            -------------------------------------

                            Charles Fitzgerald